This filing is made pursuant to Rule 424(b)(2)
under the Securities Act of 1933 in connection with
Registration No. 333-266775

PRICING SUPPLEMENT DATED January 12, 2024 (To Prospectus dated August 11, 2022 and Prospectus Supplement dated August 11, 2022)

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 11, 2022, as supplemented by the prospectus supplement, dated August 11, 2022 (the “prospectus supplement” and together with the prospectus, dated August 11, 2022, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $775,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due February 12, 2025 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WFA4	Trade Date: January 12, 2024
Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: January 17, 2024

Principal Amount: $775,000,000

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.000%

Discount or Commission: 0.050%

Net Proceeds to Issuer: 99.95% / $774,612,500

Specified Currency: U.S. Dollars

Interest Payment Dates: Each February 12, May 12, August 12, and November 12, commencing on February 12, 2024 (short first coupon), and on the Stated Maturity Date

Stated Maturity: February 12, 2025

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on February 8, 2024 plus the Spread, accruing from January 17, 2024

Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note
Interest Rate Basis:
☒ Compounded SOFR	☐ Federal Funds Rate:
☐ EURIBOR	☐ Federal Funds (Effective) Rate
☐ Treasury Rate	☐ Federal Funds Open Rate
☐ Commercial Paper Rate	☐ Federal Funds Target Rate
☐ Prime Rate	☐ Federal Funds Rate (FEDL01):
☐ CD Rate	☐ CMT Rate:
☐ Eleventh District Cost of Funds Rate	☐ Reuters Page FRBCMT:
☐ Reuters Page FEDCMT: ☐ Weekly Average
☐Monthly Average

Interest Rate Reset Cutoff Date: N/A

Initial Interest Reset Date: February 12, 2024

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second U.S. Government Securities Business Day preceding each Interest Reset Date

Spread: +55 bps

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Redemption: ☐ Yes ☒ No

Day Count Convention: ☐ 30/360

☒ Actual/360

☐ Actual/Actual

Maximum Interest Rate: N/A
Minimum Interest Rate: 0.000%
Calculation Agent: Deutsche Bank Trust Company Americas
Original Issue Discount: ☐ Yes ☒ No
Repayment: ☐ Yes ☒ No
Optional Repayment Date(s):
Repayment Price: Agent: Mizuho Securities USA LLC Agents’ Capacity: ☐ Principal ☒ Agent

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (as may be supplemented from time to time, the “Distribution Agreement”) dated as of August 11, 2022, between AHFC and the agent named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below. The Agent named below have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive their commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
Mizuho Securities USA LLC	$775,000,000.00

Total	$775,000,000.00

LEGAL MATTERS

In the opinion of P. Yvonne Mathews, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated August 11, 2022 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-266775) filed with the Securities and Exchange Commission on August 11, 2022.